CERTIFICATE OF AMENDMENT
                                     OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SMARTSERV ONLINE, INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is SMARTSERV ONLINE, INC.

         2. The certificate of incorporation of the Corporation is hereby amended by adding the following paragraph to Article "FOUR" thereof to follow the first paragraph of said Article "FOUR":

                  Every six issued and outstanding shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation shall, upon the filing date of this Certificate of Amendment (which filing date shall also be the effective date), automatically be combined into one issued and outstanding share of Common Stock, par value $.01 per share; provided, however, that fractional shares of Common Stock will not be issued in connection with such reclassification, and each holder of a fractional share of Common Stock shall receive in lieu thereof a cash payment from the Corporation determined by multiplying six times such fractional share of Common Stock by the average of the bid and asked price per share of Common Stock as quoted on the NASD OTC Bulletin Board for the five trading days immediately preceding the effective date of this Certificate of Amendment.

Signed on October 16, 1998.

                                                  /s/ Sebastian E. Cassetta
                                          --------------------------------------
                                          Sebastian E. Cassetta, Chief
                                          Executive Officer


Attest:

       /s/ Thomas Haller
-----------------------------------
Thomas Haller, Vice President